CAVALIER HOLDINGS, INC.

STOCK OPTION AGREEMENT

AGREEMENT made as of the 28th day of August 2009, by and between Cavalier Holdings, Inc. (the “Company”), a Delaware corporation, and Charles Duff (the “Holder”).

WHEREAS, the Company desires to grant to the Holder an Option to purchase shares (the “Shares”) of its common stock, $.0001 par value per share (the “Common Stock”) pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.	GRANT OF OPTION.

The Company hereby grants to the Holder the right and option to purchase: (i) 400,000 shares of Common Stock, at an exercise price of $0.15 per share, expiring within two (2) years from the date hereof, and vesting provided that Holder shall have generated proceeds from the stated value of securities or cash proceeds earned as compensation from client companies of the Company, its subsidiaries and/or affiliates in an amount not less than Five Million Seven Hundred Thousand Dollars ($5,700,000) on or before April 1, 2010, subject to a grace period of ninety (90) days; and (ii) 400,000 shares of Common Stock, at an exercise price of $0.15 per share, expiring within two (2) years from the date hereof, and vesting provided that Holder shall have generated proceeds from the stated value of securities or cash proceeds earned as compensation from client companies of the Company, its subsidiaries and/or affiliates in an amount not less than Seven Million Six Hundred Thousand Dollars ($7,600,000) on or before April 1, 2010, subject to a grace period of ninety (90) days.

2.	METHOD OF EXERCISING OPTION.

Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company or its designee, in substantially the form of Exhibit A attached hereto.  Such notice shall state the number of Shares with respect to which the Option is being exercised and shall be signed by the person exercising the Option.  The Company shall deliver such Shares as soon as practicable after the notice shall be received, provided, however, that the Company may delay issuance of such Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including, without limitation, state securities or “blue sky” laws).  The Shares as to which the Option shall have been so exercised shall be registered in the Company’s share register in the name of the person so exercising the Option (or, if the Option shall be exercised by the Holder and if the Holder shall so request in the notice exercising the Option, shall be registered in the name of the Holder and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person exercising the Option.  In the event the Option shall be exercised, by any person other than the Holder, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option.  All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

3.	PARTIAL EXERCISE.

Exercise of this Option to the extent above stated may be made in part at any time and from time to time within the above limits, except that no fractional share shall be issued pursuant to this Option.

4.	NON-ASSIGNABILITY.

The Option shall not be transferable by the Holder otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder.  However, the Holder, with the approval of the Company, may transfer the Option for no consideration to or for the benefit of the Holder’s Immediate Family (including, without limitation, to a trust for the benefit of the Holder’s Immediate Family or to a partnership or limited liability company for one or more members of the Holder’s Immediate Family), and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer and each such transferee shall so acknowledge in writing as a condition precedent to the effectiveness of such transfer.  Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this Section 4, or the levy of any attachment or similar process upon the Option shall be null and void. The term “Immediate Family” shall mean the Holder’s spouse, former spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers, nieces, nephews and grandchildren (and, for this purpose, shall also include the Holder.)

5.	NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE.

The Holder shall have no rights as a stockholder with respect to Shares subject to this Agreement until registration of the Shares in the Company’s share register in the name of the Holder.

6.	TAXES.

The Holder acknowledges that upon exercise of the Option the Holder will be deemed to have taxable income measured by the difference between the then fair market value of the Shares received upon exercise and the price paid for such Shares pursuant to this Agreement.  The Holder acknowledges that any income or other taxes due from him or her with respect to this Option or the Shares issuable pursuant to this Option shall be the Holder’s responsibility.

7.	PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares to be issued upon the particular exercise of the Option shall have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended (the “1933 Act”), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the person(s) who exercise the Option shall warrant to the Company, at the time of such exercise, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing the Shares issued pursuant to such exercise:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws;” and

8.	NOTICES.

Any notices required or permitted by the terms of this Agreement shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested.  Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

9.	GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with the law of the State Delaware, without giving effect to the conflict of law principles thereof.

10.	BENEFIT OF AGREEMENT.

This Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

11.	ENTIRE AGREEMENT.

This Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

12.	MODIFICATIONS AND AMENDMENTS.

The terms and provisions of this Agreement may be modified or amended only in writing and executed by the Holder and the Company, or their successors and assigns.

13.	WAIVERS AND CONSENTS.

The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Holder has hereunto set his or her hand, all as of the day and year first above written.

CAVALIER HOLDINGS, INC.

By:
Name
Title

CHARLES DUFF

Exhibit A

NOTICE OF EXERCISE OF STOCK OPTION

TO:	Cavalier Holdings, Inc.

Ladies and Gentlemen:

I hereby exercise my Stock Option to purchase _________ shares (the “Shares”) of the common stock, $.0001 par value, of Cavalier Holdings, Inc. (the “Company”), at the exercise price of $0.15 per share, pursuant to and subject to the terms of that certain Stock Option Agreement between the undersigned and the Company dated August 28, 2009.

I understand the nature of the investment I am making and the financial risks thereof.  I am aware that it is my responsibility to have consulted with competent tax and legal advisors about the relevant national, state and local income tax and securities laws affecting the exercise of the Option and the purchase and subsequent sale of the Shares.

I am paying the option exercise price for the Shares as follows:

Please issue the Shares (check one):

☐ to me; or

☐ to me and ____________________________, as joint tenants with right of survivorship,

at the following address:

My mailing address for shareholder communications, if different from the address listed above, is:

A-1

Very truly yours,

Holder (signature)

Print Name

Date

Social Security Number

A-2